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                              WILMER, CUTLER & PICKERING

                                  2445 M Street, N.W.
                              Washington, D.C. 20037-1420
                               Telephone (202) 663-6000
                               Facsimile (202) 663-6363




                                     June 9, 1998



To the Persons on the Attached Schedule A:

          We have represented U.S. Office Products Company ("U.S. Office Products") in connection with the distributions (each, a "Distribution" and collectively, the "Distributions") by U.S. Office Products of all of the common stock of Aztec Technology Partners, Inc., Workflow Management, Inc., School Specialty, Inc., and Navigant International, Inc. ("Navigant"), all Delaware corporations (collectively, the "Spin-Off Companies"), and the registration of the common stock of the Spin-Off Companies pursuant to Registration Statements on Forms S-1 as originally filed with the Securities and Exchange Commission on February 19, 1998 as amended through the date of the final amendment dated June 9, 1998 (the "Information Statements"). We have also represented U.S. Office Products in connection with the proposed equity investment in U.S. Office Products by an affiliate (the "Investor") of Clayton, Dubilier & Rice, Inc. ("CD&R") and in connection with the other transactions described in the Information Statements that are taking place in connection with the Distributions. Professional Travel Corporation ("Professional Travel"), Associated Travel, Inc., Aztec International, Inc., Bay State Computer Group, Inc., Compel Corporation, School Specialty, Inc., a Wisconsin Corporation, The Re-Print Corporation, SFI Corporation, United Envelope Company, Inc., Mile High Office Supply, Inc., J. Thayer Company, Carithers-Wallace-Courtenay, Inc., W.J. Saunders & Company, Inc., Office Connection, Inc., and Brasan, Inc. will be referred to herein as the "Lead Companies." Capitalized terms not otherwise defined in this letter shall have the meaning given such terms in the Information Statements.

          For purposes of rendering this opinion, we have reviewed the Information Statements, including all exhibits thereto; the Investment Agreement; the Distribution Agreement; the Tax Allocation Agreement; the Tax Indemnification Agreement; the Employee Benefits Agreement; certain documentation relating to the organization of the Spin-Off Companies; agreements of merger pursuant to which U.S. Office Products acquired all of the stock of each Lead Company through the merger of a subsidiary of U.S. Office Products into each Lead Company; certain agreements, tax returns, and financial records relating to past and

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current activities of the Lead Companies; agreements of merger and other documentation relating to transactions pursuant to which U.S. Office Products, Professional Travel, and the Spin-Off Companies (other than Navigant) have acquired the assets and businesses of the Lead Companies; agreements and other documentation pursuant to which Navigant acquired the stock of Professional Travel; agreements and other documentation pursuant to which Professional Travel and the Spin-Off Companies (other than Navigant) have acquired the stock of certain subsidiaries of U.S. Office Products; and such other documents as we have deemed relevant for purposes of this opinion. We have assumed that all parties to agreements that we have examined have acted, and will act, in accordance with the terms of such agreements.

          We have also relied on the accuracy of the representations contained in the letter from U.S. Office Products to us, the letters from each Spin-Off Company to us, and the letter from the Investor to us of even date herewith containing certain factual representations. We have also relied on the views of Morgan Stanley & Co. Incorporated contained in its letter to us of even date herewith (the "Morgan Stanley Letter"). We have not attempted to verify independently such representations and opinion, but in the course of our representation, nothing has come to our attention which would cause us to question the accuracy thereof.

          We have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the authenticity of the originals of any such copies. The letters of representation referenced in the preceding paragraph include representations that, based on the knowledge of those parties, no Distribution is part of a plan or series of transactions pursuant to which one or more persons will acquire directly or indirectly stock representing 50% or more of either the voting power or value of U.S. Office Products or any of the Spin-Off Companies. We have also assumed that no Distribution is or will be part of any such plan that is outside the knowledge of such parties as of the date of this opinion.

          This opinion represents our best judgement of how a court would rule if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinions will not be challenged by the IRS or rejected by a court.

          On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable U.S. federal income tax law, that:

               1.  Each Distribution will qualify under Section 355 of the Code.

               2. No Distribution will be taxable under Section 355(e) of the Code.

               3. With respect to each Spin-Off Company, the transactions pursuant to which such Spin-Off Company acquires the assets that it will hold at the time of


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          the Distribution, together with the Distribution of the common stock of such Spin-Off Company, will qualify as reorganizations described in
          Section 368 of the Code.

               4. No gain or loss will be recognized by holders of U.S. Office Products Common Stock as a result of their receipt of Common stock of any Spin-Off Company. Holders of U.S. Office Products Common Stock will recognize gain or loss on the receipt of cash in lieu of fractional shares.

               5. No gain or loss will be recognized by U.S. Office Products or any of the Spin-Off Companies as a result of any of the Distributions.

               6. A stockholder's basis in such stockholder's U.S. Office Products Common Stock immediately before the Distributions will be allocated among the U.S. Office Products Common Stock and the Spin-Off Companies' common stock (including any fractional shares) received with respect to such U.S. Office Products Common Stock in proportion to their relative fair market values on the date of the Distributions. Such allocation must be calculated separately for each block of U.S. Office Products Common Stock (shares purchased at the same time and at the same cost) with respect to which the Spin-Off Companies' common stock is received.

               7. The holding period of the Spin-Off Companies' common stock (including any fractional shares) received in the Distributions will include the holding period of the U.S. Office Products Common Stock with respect to which it was distributed.

You should be aware, however, that the requirements of Code Section 355 pertaining to business purpose, active trade or business, and absence of a device for distribution of earnings and profits, as well as the requirement of Code Section 355(e) pertaining to a plan or series of related transactions to acquire 50% or more by vote or value of a company, are highly dependent on factual interpretations, are to a significant extent subjective in nature, and have a relative absence of authority addressing their application to the particular facts presented by the Distributions. Accordingly, the IRS and/or a court could reach a different conclusion.

          BUSINESS PURPOSE. In order for a distribution of the stock of a subsidiary to qualify under Section 355, it must be motivated, in whole or substantial part, by one or more corporate business purposes. U.S. Office Products has represented that the Distributions were motivated, in whole or substantial part, to allow U.S. Office Products and the Spin-Off Companies to adopt strategies and pursue objectives that are more appropriate to their respective industries and stages of growth; to allow the Spin-Off Companies to pursue independent acquisition programs with a more focused use of resources and, where stock is used as consideration, provide stock of a public company that is in the same industry as the business


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being acquired; to allow U.S. Office Products and the Spin-Off Companies to offer their respective employees more focused compensation packages; and to make possible the Equity Investment by the Investor and the consulting agreement with CD&R, which the Board of Directors of U.S. Office Products concluded would contribute to U.S. Office Products' development, based on the skills and experience of CD&R. These representations of U.S. Office Products have been supplemented and supported by the representations made by the Investor and by the Morgan Stanley Letter. Based on these representations and the Morgan Stanley Letter, it is our opinion that each Distribution satisfies the business purpose requirement of Code Section 355. Although similar rationales have been accepted by the IRS in other circumstances as sufficient to meet the business purpose requirement of Code Section 355, there can be no assurances that the IRS will not assert that the business purpose requirement is not satisfied.

          ACTIVE TRADE OR BUSINESS. In order for the distribution of the stock of a Spin-Off Company (other than Navigant) to qualify under Code Section 355, both the Spin-Off Company and U.S. Office Products must be engaged in an active trade or business that was actively conducted for the five year period preceding the Distribution, taking into account only businesses that have been acquired in transactions in which no gain or loss was recognized. In order for the distribution of the stock of Navigant to qualify under Code Section 355, substantially all of the assets of Navigant must consist of the stock of Professional Travel, and Professional Travel and U.S. Office Products must meet the requirements described in the preceding sentence. Whether current and historical business activity constitutes an active trade or business, and whether any gain or loss should have been recognized in an acquisition structured and reported as a nontaxable transaction, turn in some instances on the application of subjective legal standards and on factual determinations, such as intentions of the parties involved. Based on the representations made to us and our review of documents, both as referenced above, it is our opinion that each Distribution satisfies the active trade or business requirement. However, because of the inherently subjective nature of important elements of the active trade or business requirement, and because the IRS may challenge the representations upon which we rely, there can be no assurance that the IRS will not assert that the active trade or business requirement is not satisfied in the case of any of the Distributions.

          ABSENCE OF A DEVICE FOR DISTRIBUTION OF EARNINGS AND PROFITS.  Code
Section 355 does not apply to a transaction used principally as a device for the distribution of the earnings and profits of the distributing corporation or the corporation being distributed. Treasury regulations provide that this test is applied based on all the facts and circumstances, including the presence or absence of factors described in the Regulations as "device factors" and "nondevice factors." Application of this test is uncertain in part because of its subjective nature. Based on the representations made to us, it is our opinion that none of the Distributions is a transaction used principally as a device for the distribution of earnings and profits of either U.S. Office Products or any of the Spin-Off Companies. However, because of the inherently subjective nature of the device test (including the subjectivity involved in assigning weight to various factors), and because the IRS may challenge the representations upon which we rely, there can be


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no assurance that the IRS will not assert that any of the Distributions are transactions used principally as a device for the distribution of earnings and profits.

          This opinion is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, and interpretations of the foregoing as expressed in court decisions and administrative determinations, as currently in effect. We undertake no obligation to update or supplement this opinion to reflect any changes in laws that may occur.

          This opinion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of U.S. Office Products Common Stock and may not be applicable to holders who are not citizens or residents of the United States. This opinion may not apply to certain classes of taxpayers, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons who have acquired U.S. Office Products Common Stock pursuant to the exercise or termination of employee stock options or otherwise as compensation, or persons who hold their U.S. Office Products Common Stock in a hedging transaction or as a part of a straddle or conversion transaction.

          This opinion has been prepared in connection with the filing of the Information Statements and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

          We hereby consent to the filing of this opinion as an exhibit to the Information Statements and to the references to this opinion in the Information Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                   Very truly yours,

                                   WILMER, CUTLER & PICKERING


                                   By:  /s/ William J. Wilkins
                                        -----------------------
                                        William J. Wilkins
                                        A Partner


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                                     SCHEDULE A


U.S. Office Products Company
Aztec Technology Partners, Inc.
Navigant International, Inc.
School Specialty, Inc.
Workflow Management, Inc.

The Lenders party from time to time to that certain Credit Agreement dated as of June 9, 1998 among U.S. Office Products, Blue Star Group Limited, Merrill Lynch Capital Corporation as Documentation Agent, Bankers Trust Company as Syndication Agent and The Chase Manhattan Bank as Administrative Agent.


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